EXHIBIT 15



                           Accountants' Acknowledgment
                           ---------------------------


Linens 'n Things, Inc.
Clifton, New Jersey

Board of Directors:

Re:  Registration Statements Numbers 333-71903, 333-42874, 333-55803, 333-62982
     and 333-62984 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 23, 2003 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG LLP



New York, New York
August 19, 2003







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